Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER OF 2008
OBS Acquisition Contributes to First Quarter Performance;
Company Taking Actions to Address New Challenges
KENILWORTH, N.J., April 23, 2008 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the first quarter of 2008, reviewed progress on its ongoing integration of Organon BioSciences N.V. (OBS) (acquired in November 2007) and addressed recent events affecting the Merck/Schering-Plough cholesterol franchise.
          “The first full quarter since acquiring Organon BioSciences shows that our long-standing strategy to diversify our company is working,” said Fred Hassan, chairman and CEO. “The OBS acquisition is already contributing to our results and adding long-term value. Our geographic expansion strategy is broadening our base. Our company is now much stronger to deal with new challenges, such as those facing the Merck/Schering-Plough cholesterol business in the United States.”
          For the 2008 first quarter, Schering-Plough reported net income available to common shareholders of $253 million or 15 cents per common share on a GAAP basis. Earnings per common share for the 2008 first quarter would have been 53 cents on a reconciled basis, which excludes purchase accounting adjustments and acquisition-related items for the OBS acquisition and other specified items. For the 2007 first quarter, Schering-Plough reported net income available to common shareholders of $543 million or 36 cents per common share on a GAAP basis and 42 cents per common share on a reconciled basis.
          GAAP net sales for the 2008 first quarter totaled $4.7 billion, up 56 percent, as compared to the first quarter of 2007. Sales for the quarter benefited from the inclusion of OBS net sales as well as a favorable impact from foreign exchange. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.2 billion in the 2008 first quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 first quarter would have been $5.3 billion.

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          Reviewing results of the recent quarter, Hassan said the company recorded good growth from many of its leading prescription, animal health and consumer products, with strong growth in international markets partially offset by slower sales growth in the United States. U.S. sales of VYTORIN and ZETIA, the cholesterol-lowering medicines under the Merck/Schering-Plough joint venture, were down slightly versus the 2007 first quarter while remaining strong in international markets. He also noted, “The tough cost-control measures we put in place in 2007 contributed to our profit performance in the recent quarter.”
          Regarding the outlook for Schering-Plough, Hassan said, “We are confident about our company’s future because of the transformations we have driven in every area. Today, we have a strong line of products protected by long periods of market exclusivity. We have geographic and business diversity, with nearly 70 percent of our GAAP net sales coming from outside the United States. We have a rich late-stage pipeline. We have a resilient and tested work force.” Added Hassan: “Our team overcame enormous challenges in 2003 and 2004. Those challenges were much bigger than the ones we face today. We are determined to power through.”
          Hassan observed that Schering-Plough has undergone a remarkable transformation over the past five years. Adhering to a five-phase Action Agenda, it has become a broad-based health care company with growing strengths across its businesses, research capabilities and geographic markets. The OBS acquisition has provided greater diversity, new treatment areas, global leadership in animal health and a deeper R&D pipeline.
          “When we began this journey in 2003, Schering-Plough had five new molecular entity projects or novel combination products in Phase III clinical trials or in registration,” said Hassan. “Now, we have more than doubled our number of compounds in Phase III or registration. Our late-stage pipeline is one of the strongest in our peer group.”
          In early April, Schering-Plough launched a new Productivity Transformation Program (PTP) to address the increasing pressures on the pharmaceutical industry, especially new pressures in the United States, and the confusion in the U.S. cholesterol management market that is affecting ZETIA and VYTORIN. “We are taking decisive actions to reduce and avoid costs and to accelerate our productivity initiatives,” said Hassan. “We will continue to take tough actions to sustain long-term, high performance.”
          The company has targeted annual savings from PTP of $1.5 billion, which represents approximately 10 percent of the combined company’s (Schering-Plough/OBS) full-year 2007 estimated cost base. This target includes the previously announced OBS integration synergy goal of $500 million and anticipates a 10 percent reduction in the global work force, or about 5,500 jobs.
          “We will be disciplined and rigorous in how we achieve these savings,” said Hassan, “and we will execute this program with care and prudence. Savings and productivity improvements will be realized throughout our company and around the world. But we don’t expect the same level of cost reduction to be applied across the board. We

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will continue to focus on our basic strategy: Grow the top line; grow the R&D pipeline; reduce costs while investing wisely.”
OBS Integration
The company reviewed progress in the integration of OBS since the transaction closed in November 2007.
          “Since we announced our Action Agenda in 2003, we have been steadily building a strong, high-performance company for the long term,” said Hassan. “We are seeing that the acquisition of OBS was a smart, pivotal move in our transformation journey.”
          Integration of OBS continues to progress well, as evidenced by the following highlights:
•	In the human prescription and animal health areas, the executive teams and organizational structures are in place and operating at all levels;

•	Cost synergies are being realized;

•	In R&D, an extensive review of the pipeline portfolio is ongoing.
First Quarter 2008 Results
For the 2008 first quarter, Schering-Plough reported net income available to common shareholders of $253 million or 15 cents per common share on a GAAP basis. Earnings per common share for the 2008 first quarter would have been 53 cents on net income of $862 million on a reconciled basis, which excludes purchase accounting adjustments and acquisition-related items for the OBS acquisition and other specified items. For the 2007 first quarter, Schering-Plough reported net income available to common shareholders of $543 million or 36 cents per common share on a GAAP basis and 42 cents per common share on a reconciled basis.
          GAAP net sales for the 2008 first quarter totaled $4.7 billion, including $1.3 billion as a result of the OBS acquisition. The overall sales increase of 56 percent includes the impact of the OBS net sales and a favorable impact of 7 percent from foreign exchange on stand-alone Schering-Plough sales.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.2 billion in the 2008 first quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 first quarter would have been $5.3 billion.
          Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $517 million in the 2008 first quarter, an increase of 6 percent versus $487 million in the first

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quarter of 2007. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
          Sales of Global Pharmaceuticals for the 2008 first quarter totaled $3.6 billion. Included in the first quarter of 2008 are $861 million in net sales related to Organon, the OBS human health business acquired in 2007.
          Sales of REMICADE increased 36 percent to $507 million in the first quarter of 2008 due to continued market growth and expanded use. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 8 percent to $307 million versus the 2007 period, due to increased sales in international markets, partially offset by a decline in sales in the United States.
          Sales of TEMODAR, a treatment for certain types of brain tumors, grew 20 percent to $236 million due to increased sales across all geographic regions.
          Sales of PEGINTRON for hepatitis C increased 4 percent to $225 million in the 2008 first quarter due to higher sales in Latin America, emerging markets across Europe and a favorable impact from foreign exchange, tempered by lower sales in Japan and the United States.
          Sales for FOLLISTIM/PUREGON, a fertility treatment, for the first quarter of 2008 were $145 million. Sales for NUVARING, a contraceptive product, in the 2008 first quarter were $96 million. Both products were obtained as part of the OBS acquisition.
          Global sales of CLARINEX, a nonsedating antihistamine, in the first quarter of 2008 were $213 million, up 4 percent as compared to sales of $204 million in the first quarter of 2007. Higher sales of CLARINEX in international markets were partially offset by lower sales in the United States.
          International sales of prescription CLARITIN were $128 million in the first quarter of 2008, a 14 percent increase compared to sales of $112 million in the first quarter of 2007 as a result of increased sales in Japan due to an early allergy season and favorable foreign exchange.
          Sales of the antibiotic AVELOX were up 24 percent to $142 million as a result of increased market share.
          Animal Health sales totaled $723 million in the 2008 first quarter. Included in the first quarter of 2008 were net sales of $454 million related to Intervet, the OBS animal health business. Sales benefited

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from solid growth in all geographic areas, coupled with a positive impact from foreign currency exchange rates.
          Consumer Health Care sales were $377 million in the 2008 first quarter, up 9 percent versus the 2007 period. The increase was primarily due to sales of MIRALAX, which was launched in February 2007 as the first Rx-to-OTC switch in the laxative category in more than 30 years, as well as higher sales of OTC CLARITIN, which grew despite the aggressive launch of a competing OTC cetirizine allergy product.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and as a result was 54.1 percent for the 2008 first quarter as compared to 68.5 percent in the 2007 period. The gross margin percentage excluding purchase accounting adjustments was 68.9 percent in the first quarter of 2008.
          SG&A expenses were $1.7 billion in the first quarter of 2008 versus $1.2 billion in the prior-year period. SG&A in the first quarter of 2008 increased primarily due to the impact of the inclusion of SG&A expenses from OBS and foreign exchange.
          Research and development spending for the 2008 first quarter increased to $880 million compared to $707 million in the first quarter of 2007. Included in R&D spending in the first quarter of 2007 was $96 million related to upfront payments made for licensing transactions. The increase in R&D expenses was due to the inclusion of OBS expenses, higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s expanding R&D pipeline.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Entered into an expanded agreement with OraSure Technologies, Inc. to include worldwide rights to develop and promote a rapid oral hepatitis C virus (HCV) test. (Announced Feb. 11)

•	Announced submission to the U.S. Food and Drug Administration (FDA) of a New Drug Application for ZEGERID (omeprazole/sodium bicarbonate) as a branded over-the-counter product to treat frequent heartburn. (Announced March 11)

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•	The FDA’s Advisory Committee on Anesthetics and Life Support unanimously recommended approval of sugammadex, which if approved would be the first and only selective relaxant binding agent for use with surgical anesthesia. (Announced March 11)

•	Announced with Centocor, Inc. submission of a Marketing Authorization Application to the European Medicines Agency requesting approval of golimumab as a monthly subcutaneous treatment for adults with rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis. (Announced March 18)

•	Announced the launch of two new sunscreen products with an SPF of 70+, the highest protection rating available to consumers in a continuous spray. (Announced March 18)

•	Gained FDA approval of label revisions for PEGINTRON (peginterferon alfa-2b) and REBETOL (ribavirin, USP) combination therapy for chronic hepatitis C, recommending weight-based dosing of REBETOL based on patient body weight. (Announced March 27)

•	The Merck/Schering-Plough joint venture announced results of the ENHANCE ultrasound imaging trial. (Announced March 30)

•	Announced a major new Productivity Transformation Program (PTP) to reduce and avoid costs and increase productivity to generate a total of $1.5 billion in targeted annual savings and synergies. (Announced April 2)

•	Announced adoption of a new governance requirement to strengthen the alignment of executives with the interests of shareholders: a two-year holding period for shares acquired by Executive Management Team members upon the exercise of stock options. (Announced April 11)

•	Announced initiation of a Phase II clinical study with vicriviroc, an investigational CCR5 antagonist, for use in first-line therapy of adult treatment-naive HIV-infected patients with R5-type virus only. (Announced April 15)
First Quarter 2008 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2008 first quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #40651446. A replay of the call will be available starting at approximately 11 a.m. on April 23 through 5 p.m. on May 22. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #40651446. A live audio Webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the Webcast will be available starting on April 23 through 5 p.m. on May 22.

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DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on April 23, 2008, beginning at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of products and trending in therapeutic markets, including the cholesterol market. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations including litigation and investigations relating to the ENHANCE clinical trial; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A, “Risk Factors” in the company’s 2007 10-K/A.
          Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

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SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the first quarter ended March 31 (unaudited):
(Amounts in millions, except per share figures)

	First Quarter
	2008	2007
Net sales 1/	$4,657	$2,975
Cost of sales 2/	2,137	937
Selling, general and administrative	1,676	1,213
Research and development 3/	880	707
Other expense/(income), net	95	(48)
Special and acquisition-related charges 4/	23	1
Equity income	(517)	(487)

Income before income taxes	363	652
Income tax expense	72	87

Net income	$291	$565

Preferred stock dividends	38	22

Net income available to common shareholders	$253	$543

Diluted earnings per common share	$0.15	$0.36

Average common shares outstanding — diluted	1,637	1,571

The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the three months ended March 31, 2008, include sales of $1.3 billion from Organon BioSciences (OBS), which was acquired on November 19, 2007.

2/	Cost of sales for the three months ended March 31, 2008 includes purchase accounting adjustments of $688 million related to the acquisition of OBS.

3/	Research and development for the three months ended March 31, 2007 includes $96 million related to upfront R&D payments.

4/	Special and acquisition-related charges for the three months ended March 31, 2008 reflect $23 million related to the acquisition of OBS. Special and acquisition-related charges for the three months ended March 31, 2007 reflect $1 million related to the acquisition of OBS.
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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to net income available to common shareholders and diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, acquisition-related items and other specified charges or benefits.
“As Reconciled” amounts related to net income available to common shareholders and diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, acquisition-related items and other specified charges or benefits have been excluded from net income available to common shareholders and diluted earnings per common share as management of Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended March 31, 2008
	(unaudited)
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled
Net sales	$4,657	$—	$—	$—	$4,657
Cost of sales	2,137	(688)	—	—	1,449
Selling, general and administrative	1,676	(1)	—	—	1,675
Research and development	880	(2)	—	—	878
Other expense, net	95	—	—	17	112
Special and acquisition-related charges	23	—	(23)	—	—
Equity income	(517)	—	—	—	(517)

Income before income taxes	363	691	23	(17)	1,060
Income tax expense	72	91	2	(5)	160

Net income	$291	$600	$21	$(12)	$900

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$253	$600	$21	$(12)	$862

Diluted earnings per common share	$0.15				$0.53

Average common shares outstanding-diluted	1,637				1,637
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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Three months ended March 31, 2007
	(unaudited)
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled
Net sales	$2,975	$—	$—	$—	$2,975
Cost of sales	937	—	—	—	937
Selling, general and administrative	1,213	—	—	—	1,213
Research and development	707	—	—	(96)	611
Other income, net	(48)	—	3	—	(45)
Special and acquisition-related charges	1	—	(1)	—	—
Equity income	(487)	—	—	—	(487)

Income before income taxes	652	—	(2)	96	746
Income tax expense	87	—	—	—	87

Net income	$565	$—	$(2)	$96	$659

Preferred stock dividends	22	—	—	—	22

Net income available to common shareholders	$543	$—	$(2)	$96	$637

Diluted earnings per common share	$0.36				$0.42

Average common shares outstanding-diluted	1,571				1,571
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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions)
“As Reconciled” amounts related to net income available to common shareholders and diluted earnings per common share reflect the following adjustments:

	First Quarter
	(unaudited)
	2008	2007
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$132	$—
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	8	—
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	551	—

Total purchase accounting adjustments, pre-tax	691	—
Income tax benefit	91	—

Total purchase accounting adjustments	$600	$—

Acquisition-related items:
Acquisition-related gains on currency-related items (d)	$—	$(3)
Integration-related activities (e)	23	1

Total acquisition-related items, pre-tax	23	(2)
Income tax benefit	2	—

Total acquisition-related items	$21	$(2)

Other specified items:
(Gain) on sale of manufacturing plant (d)	(17)	—

Upfront R&D payments (c)	—	96

Total other specified items, pre-tax	(17)	96
Income tax expense	(5)	—

Total other specified items	$(12)	$96

Total purchase accounting adjustments, acquisition-related items and other specified items	$609	$94

(a)	Included in cost of sales

(b)	Included in cost of sales, general and administrative and research and development

(c)	Included in research and development

(d)	Included in other expense/(income), net

(e)	Included in special and acquisition-related charges
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SCHERING-PLOUGH CORPORATION
Report for the period ended March 31 (unaudited):
GAAP Net Sales by Key Product
(Dollars in millions)

	First Quarter
	2008	2007	%
HUMAN PRESCRIPTION PHARMACEUTICALS a/	$3,557	$2,398	48%
REMICADE	507	373	36%
NASONEX	307	284	8%
TEMODAR	236	196	20%
PEGINTRON	225	217	4%
CLARINEX / AERIUS	213	204	4%
FOLLISTIM/PUREGON c/	145	—	N/M
AVELOX	142	115	24%
CLARITIN RX	128	112	14%
NUVARING c/	96	—	N/M
INTEGRILIN	74	84	(13%)
CAELYX	74	62	20%
REMERON c/	68	—	N/M
ZEMURON c/	63	—	N/M
REBETOL	59	71	(17%)
INTRON A	55	60	(8%)
SUBUTEX / SUBOXONE	54	56	(4%)
PROVENTIL / ALBUTEROL CFC	50	53	(5%)
ELOCON	45	36	23%
LIVIAL c/	45	—	N/M
CERAZETTE c/	44	—	N/M
MERCILON c/	43	—	N/M
ASMANEX	42	43	(1%)
IMPLANON c/	38	—	N/M
MARVELON c/	37	—	N/M
NOXAFIL	34	16	115%
FORADIL	25	26	(3%)
Other Pharmaceuticals	708	390	82%

ANIMAL HEALTH b/	723	232	211%

CONSUMER HEALTH CARE	377	345	9%
OTC	209	177	18%
OTC CLARITIN	139	127	9%
Foot Care	85	78	9%
Sun Care	83	90	(7%)

CONSOLIDATED GAAP NET SALES	$4,657	$2,975	56%

a/	Total Human Prescription Pharmaceuticals net sales for the three months ended March 31, 2008 include net sales of $861 million from Organon, the human health segment of Organon BioSciences (OBS), which was acquired on November 19, 2007.

b/	Total Animal Health net sales for the three months ended March 31, 2008 include net sales of $454 million from Intervet, the animal health segment of OBS, which was acquired on November 19, 2007.

c/	Products acquired in OBS acquisition on November 19, 2007.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.
(Dollars in millions)

	Three months ended March 31
	(unaudited)
	2008	2007	%
Net sales, as reported a/	$4,657	$2,975	56%
50 percent of cholesterol joint venture net sales b/	607	575	6%

Adjusted net sales b/	$5,264	$3,550	48%

a/	Net sales for the three months ended March 31, 2008 include sales from Organon BioSciences (OBS), which was acquired on November 19, 2007.

b/	Total net sales of the cholesterol joint venture for both the three months ended March 31, 2008 and 2007 were $1.2 billion.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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